NYB 1069844.3
EXHIBIT 10.3


                          AMENDED EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, dated as of March 30, 1998 and amended as of August 31, 1999, by and between Factory 2-U Stores, Inc. ("Factory 2-U"), a Delaware corporation, the name of which formerly was Family Bargain Corporation and which is the successor by merger to General Textiles, and Michael Searles, who currently resides in Rancho Santa Fe, California ("Executive").

                              W I T N E S S E T H


         WHEREAS, on March 30, 1998, General Textiles, Factory 2-U and Executive entered into an agreement setting forth the terms of Executive's employment by General Textiles for a term beginning on March 30, 1998 (the "Effective Date"); and

         WHEREAS, Factory 2-U and Executive desire to amend the agreement entered into on March 30, 1998 (that agreement, as amended, being the "Agreement") so the Agreement will be as set forth below.

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of  Employment.  Except  upon  earlier  termination  as provided in
Section 9 hereof, Executive's employment under this Agreement shall be for a five year term commencing on the Effective Date and terminating on March 29, 2003 (the "Employment Term").

     2. Positions. (a) Executive shall serve as President and Chief Executive Officer of Factory 2-U. Executive shall report to the Board of Directors of Factory 2-U (the "Board") and shall have such duties and authority, consistent with his position as the Chief Executive Officer of Factory 2-U as shall be assigned to him from time to time by the Board.

     (b) During the Employment Term, Executive shall, without additional compensation, also (i) serve on the Board of Directors of, and perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of Factory 2-U as the Board may, from time to time, request. Factory 2-U and such subsidiaries and affiliates are hereinafter referred to, collectively, as the "Company" and, individually, as a "Constituent Corporation." For purposes of this Agreement, the term "Affiliate" shall have the meaning ascribed thereto in the Securities Exchange Act of 1934, as amended (the "Act").

     (c) During the Employment Term, Executive shall devote substantially all of his business time and efforts to the performance of his duties hereunder; provided, however, that Executive shall be permitted, to the extent that such activities do not materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal financial and legal affairs and to serve on corporate, civic, or charitable boards or committees. Notwithstanding the foregoing, the Executive shall not serve on any corporate board of directors or similar body if such service would be inconsistent with his fiduciary responsibilities to any

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

Constituent Corporation and in no event shall Executive serve on any such board or other body unless approved by the Board, which approval shall not be unreasonably withheld.

     3. Base Salary. During the Employment Term, Factory 2-U shall pay to the Executive a base salary at the annual rate of not less than six hundred thousand dollars ($600,000). Base salary shall be payable in accordance with the usual payroll practices of Factory 2-U. Executive's base salary shall be subject to annual review by the Board or its designee and may be increased, but not decreased, from time to time. The base salary, as determined as aforesaid from time to time, shall constitute "Base Salary" for purposes of this Agreement.

     4. Annual Bonus. Executive's annual bonus will be targeted at 50% of the Base Salary. The Board and the Executive will agree on annual targets, with final discretion residing with the Board. If the targets are exceeded, the Board may increase the bonus. If the targets are not met, the Board may reduce or withhold the bonus entirely. The Board will annually review whether a merit increase of the annual bonus is warranted.

     5. Equity Compensation. (a) Factory 2-U has granted to Executive options under its incentive stock option plan ("ISO Plan") entitling Executive to acquire a total of 76,520 shares of Factory 2-U's common stock at $6.534 per share (which is equal to the closing market price of such common stock on March 30, 1998, the date on which the Executive became an employee of the Company, adjusted to take account of the recapitalization which caused each share of common stock to become .30133 shares of common stock). Those incentive stock options vest in increments of 15,304 shares on each of the first five anniversaries of the Effective Date. In addition, Factory 2-U has granted to Executive nonqualified stock options to acquire a total of 13,880 shares of Factory 2-U's common stock at $5.2733 per share. Those nonqualified stock options vest in increments of 2,776 shares on each of the first five anniversaries of the Effective Date.

     (b) Promptly following the Effective Date, the Executive purchased from Factory 2-U, at a purchase price of $1,000 per share, one thousand four hundred (1,400) shares of Factory 2-U's Series B preferred stock. Those shares have now become 242,662 shares of Factory 2-U common stock (the "Executive Stock"). Factory 2-U loaned to Executive, upon the terms and subject to the conditions set forth in Exhibit A hereto, an amount equal to the cost incurred by the Executive for the acquisition of the Executive Stock. Whenever interest is due with regard to that loan, Factory 2-U shall pay to the Executive, as additional compensation, the amount which, after payment of taxes, is equal to the interest payment minus any resulting tax deductions.

     (c) Executive granted to Factory 2-U an option (the "Buy-back Option") entitling Factory 2-U to acquire the Executive Stock from Executive in the event that Executive's employment under this Agreement is terminated for any reason other than pursuant to Section 9(a)(i), (ii) or (iii) hereof. The price at which Factory 2-U will be entitled to exercise the Buy-back Option shall be determined by reference to the following table:





    Number of years elapsed from the              1              2              3              4              5
             Effective Date
------------------------------------------   -------------- ------------   ------------   -------------  ---------------


Percentage of Executive  Stock subject to    80%            60%            40%            20%            0%
the Buy-back Option



Exercise Price of the Buy-back Option        $5.808         $6.637         $7.467         $8.297         --



The number of shares of Executive Stock subject to the Buy-Back Option and the exercise price of the Buy-Back Option shall be determined by interpolation in the event of any exercise of the Buy-Back Option on any date other than an anniversary of the Effective Date.

     (d) Factory 2-U granted to Executive, effective as of the Effective Date, further options (the "Further Options") entitling Executive to acquire a total of 271,197 shares of Factory 2-U's common stock at a price of $6.637 per share. The Executive will be entitled to exercise the Further Options (i) prior to the sixth anniversary of the Effective Date and (ii) during the period which begins on the day which is 60 days before the ninth anniversary of the Effective Date and ends on (and includes) the ninth anniversary of the Effective Date (the "Fully Vested Period"), and the Further Options will expire at 5:00 p.m., San Diego, California time, on the ninth anniversary of the Effective Date, provided that:

     (i) except during the Fully Vested Period, the Executive shall not be entitled to exercise any of the Further Options until the closing market price of Factory 2-U's common stock equals or exceeds $19.91 per share on sixty (60) trading days during any twelve (12) month period commencing at any time after the Effective Date and terminating prior to the termination, for any reason, of Executive's employment by the Company;

     (ii) except during the Fully Vested Period, the Executive shall be entitled to exercise not more than 135,599 of the Further Options if the closing market price of Factory 2-U's shares shall equal or exceed $19.91 per share on, but shall fail to exceed $24.89 per share, on sixty (60) trading days during any twelve (12) month period commencing at any time after the Effective Date and terminating prior to the termination, for any reason, of Executive's employment by the Company; and

     (iii) the  Executive  shall be  entitled  to  exercise  all of the  Further
Options if the closing market price of Factory 2-U's shares shall equal or exceed $24.89 per share for sixty (60) trading days during any twelve (12) month period commencing at any time after the Effective Date and terminating prior to the termination, for any reason, of Executive's employment by the Company.

     (e) If the Executive is still employed by the Company during the Fully Vested Period, during the Fully Vested Period, the Executive will be entitled to exercise all the Further Options, without regard to what the closing market price of Factory 2-U's common stock is or has been.

     6. Employment Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all pension, retirement, savings, welfare and other pension and welfare employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by the Company from time to time for the benefit of senior executives of the Company, in accordance with their respective terms as in effect from time to time (other than any special arrangement entered into by contract with an executive).

     (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. The Executive shall also be entitled to such sick leave as is customarily provided by the Company for its senior executive employees.

     7. Moving Expenses. The Executive has been reimbursed, on an after-tax basis, for expenses incurred by the Executive in the relocation of his family to San Diego for the purpose of commencing Executive's employment pursuant to this Agreement.

     8. Business Expenses. The Executive shall be reimbursed for the travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, in accordance with policies generally applicable to senior executives of the Company as in effect from time to time.

     9. Termination. (a) The employment of Executive under this Agreement shall terminate upon the occurrence of any of the following events:

          (i)      the death of Executive;

          (ii) the termination by Factory 2-U of Executive's employment due to Executive's Disability pursuant to Section 9(b) hereof;

          (iii) the termination by Executive of Executive's employment for Good Reason pursuant to Section 9(c) hereof;

          (iv) the termination by Factory 2-U of Executive's employment without Cause;

          (v) the termination by Executive of Executive's employment without Good Reason upon sixty (60) days prior written notice; or

          (vi) the termination by Factory 2-U of Executive's employment for Cause pursuant to Section 9(e) hereof.

     (b) Disability. If, by reason of the same or related physical or mental reasons, Executive is unable to carry out his material duties pursuant to this Agreement for more than six (6) months in any twelve (12) consecutive month period, Factory 2-U may terminate Executive's employment for Disability upon thirty (30) days prior written notice, by a Notice of Disability Termination.

     (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 9(d) hereof): (i) the material branch by the Company of any of its obligations to Executive under this Agreement or the failure of Factory 2-U to make timely payments of compensation or reimbursement pursuant to
Section 3, 4, 7 or 8 hereof; (ii) any material diminution, after the Effective Date, of Executive's positions, duties or responsibilities hereunder, as of the Effective Date (except in each case in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness or other absence and provided that a reduction in the size or number of the units reporting to Executive as a result of dispositions, shall not be a material diminution), or the assignment to Executive of duties or responsibilities that are inconsistent with Executive's position as the Chief Executive Officer of Factory 2-U; (iii) removal of, or the nonreelection of, the Executive from his position as the Chief Executive Officer of Factory 2-U; or (iv) a relocation of the principal executive offices of Factory 2-U to a location more than twenty-five (25) miles from San Diego, California or a relocation of Executive away from such principal executive office.

     (d) Notice of Termination of Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 9(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to the showing Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten (10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Section 9(c)(ii) or (iii) the date may be two (2) days after the giving of such notice.

     (e) Cause. Subject to the notification provisions of Section 9(f) below, Executive's employment hereunder may be terminated by Factory 2-U for Cause. For purposes of this Agreement, the term "Cause" shall be limited to (i) willful misconduct by Executive with regard to the Company; (ii) the refusal of Executive to follow the proper written direction of the Board; provided, however, that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the entity or person giving the direction; (iii) Executive being convicted of a felony; (iv) the willful breach by Executive of any fiduciary duty owed by Executive to any Constituent Corporation

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

which has a material adverse effect on the Company; or (v) Executive's material fraud with regard to any Constituent Corporation.

     (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in
Section 9(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide a basis for Termination for Cause. Further, a Notification for Cause shall include a copy of a resolution duty adopted by at least a majority of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and his representative had the right to attend and address the Board, finding that, in the good faith opinion of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination without Cause.

     10. Consequences of Termination of Employment. (a) Death. If Executive's employment is terminated during the Employment Term by reason of Executive's death, the employment period under this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement except for (i) any compensation earned but not yet paid, including and without limitation, any declared but unpaid bonus, any amount of Base Salary or deferred compensation accrued or earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies and any reimbursed business expenses payable pursuant to Section 8, which amounts shall be promptly paid in a lump sum to Executive's estate; (ii) the product of (x) the target annual bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the current fiscal year during which Executive was employed by Factory 2-U, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives; (iii) full accelerated vesting, with a waiver of all performance based targets, under all outstanding equity-based and long-term incentive plans (with options remaining outstanding as provided under the applicable stock option plan and a pro rata payment under any long term incentive plans based on actual coverage under such plans at the time payments normally would be made under such plans); (iv) subject to Section 11 hereof, any other amounts or benefits owing to Executive under the then applicable employee benefit plans or policies of the Company, which shall be paid in accordance with such plans or policies; (v) payment on a monthly basis of twelve (12) months of Base Salary, which shall be paid to Executive's spouse, or if she shall predecease him, then to Executive's children (or their guardian if one is appointed) in equal shares; and (vi) payment of the spouse's and dependent's COBRA coverage premiums to the extent, and as long as, they remain eligible for COBRA coverage, but in no event more than three (3) years.

     (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death; provided that the payment of Base Salary shall be reduced by the projected amount he would receive under any long-term disability policy or program maintained by the Company during the twelve (12) month period during which Base Salary is being paid.

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

     (c)  Termination by Executive for Good Reason or for Change in Control.  If
(i) Executive terminates his employment hereunder for Good Reason during the Employment Term, or (ii) a Change in Control occurs and within 90 days thereafter Executive terminates his employment for any reason, Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death.

     (d) Termination with Cause or Voluntary Resignation without Good Reason. If Executive's employment hereunder is terminated (i) by Factory 2-U for Cause or
(ii) by Executive without Good Reason except within 90 days following a Change in Control, the Executive shall be entitled to receive only his Base Salary through the date of termination, any earned but unpaid bonus, and any unreimbursed business expenses payable pursuant to Section 8. All other benefits (including without limitation rights to retain restricted stock and rights to exercise options) due Executive shall terminate upon such termination of employment.

     (e) Termination by the Company Without Cause. If Executive's employment is terminated by the Factory 2-U without cause, Executive shall be entitled to receive the payment and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death; provided, however, that Executive shall not be entitled to receive the benefit set forth in clause (iii) of Paragraph 10(a) hereof.

     11. No Mitigation; No Set-Off. In the event of any termination of employment under Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. Any amounts due under Section 10 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty. Such amounts are inclusive and in lieu of any amounts payable under any other salary continuation or cash severance arrangement of Factory 2-U or any affiliate thereof and to the extent paid or provided under any other such arrangement shall be offset from the amount due hereunder.

     12. Change in Control. (a) Subject to the provisions of Section 12(b) hereof, for purposes of this Agreement, the term "Change in Control" shall mean
(a) the sale of all or substantially all of the assets of the Company in the aggregate, whether pursuant to a single transaction or pursuant to a series of transactions and whether through an asset sale or stock sale, other than to an affiliate; (b) any "person" (as defined in the Act) not an affiliate of Factory 2-U on the Effective Date becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of Factory 2-U representing fifty (50%) or more of the combined voting power of Factory 2-U's then outstanding securities; (c) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with Factory 2-U to effect a transaction described in this paragraph) whose election by the Board of Directors of Factory 2-U or nomination for election by Factory 2-U's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (d) the stockholders of Factory 2-U approve a merger or consolidation of

Factory   2-U  with  any  other   corporation,   other  than  a  merger  or
consolidation which would result in the voting securities of Factory 2-U outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of Factory 2-U or such surviving entity outstanding immediately after such merger or consolidation; or (e) the stockholders of Factory 2-U approve a plan of complete liquidation of Factory 2-U or an agreement for the sale or disposition by Factory 2-U of all or substantially all of Factory 2-U's assets other than the sale of all or substantially all of the assets of Factory 2-U to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of Factory 2-U at the time of the sale.

     (b) Factory 2-U and Searles acknowledge that Factory 2-U and General Textiles effected a restructuring of such corporations. Notwithstanding anything to the contrary set forth herein, it is agreed that no restructuring, recapitalization, reorganization, merger, consolidation or similar transaction involving General Textiles, Factory 2-U or any affiliate thereof (but not involving any unaffiliated third party) shall be deemed to have constituted or to constitute a Change of Control hereunder.

     13. Confidential Information, Non-Competition and Non-Solicitation of the Company. (a) (i) Executive acknowledges that, as a result of his employment hereunder, Executive will obtain secret and confidential information of the Company and the Company will suffer substantial damage, which would be difficult to ascertain and in an amount which would be difficult to compute, if Executive should use any of such confidential information and that because of the nature of the information that will be known to Executive it is necessary for the Company to be protected by the prohibition against Competition as set forth herein, as well as the Confidentiality restrictions set forth herein.

     (ii) Executive acknowledges that the retention of nonclerical employees of the Company, in which the Company has invested training and on which the Company depends for the operation of its business, is important to the businesses of the Company; Executive will obtain unique information as to such employees as an executive of the Company and will develop a unique relationship with such persons as a result of being an executive of the Company; and, therefore, it is necessary for the Company to be protected from Executive's Solicitation of such employees as set forth below.

     (iii) Executive acknowledges that the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company and that part of the compensation paid under this Agreement and the agreement to pay severance in certain instances is in consideration for the agreements in this
Section 13.

     (b) As used herein, "Competition" shall mean: participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever (within the United States of America, or in any other country where any Constituent Corporation does business) in a business in competition with any business conducted by any Constituent Corporation; provided, however, that such participation shall not include (i) the ownership of not more than one percent (1%) of the total outstanding stock of a publicly-held company; or any activity engaged in with the prior written approval of the Board.

     (c) As used herein, "Solicitation" shall mean recruiting, soliciting or inducing any nonclerical employee of any Constituent Corporation to terminate his or her employment with, or otherwise cease his or her relationship with, such Constituent Corporation or hiring, or assisting another person or entity to hire, any nonclerical employee of any Constituent Corporation or any person who, within six (6) months before, had been a nonclerical employees of any Constituent Corporation, unless the employment of such person by a Constituent Corporation was terminated involuntarily and without cause.

     (d) If any restriction set forth with regard to Competition or Solicitation is found by any court of competent jurisdiction, or an arbitrator, to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographical area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. If any provision of this
Section 13 shall be declared to be invalid or enforceable, in whole or in part, as a result of the foregoing, as a result of public policy or for any other reason, such invalidity shall not affect the remaining provisions of this Section, which shall remain in full force and effect.

     (e) During and after the Employment Term, Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its business, including any confidential information as to suppliers (i) obtained by Executive during his employment by the Company and (ii) not otherwise in the public domain. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other government or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company, and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, he shall promptly notify the Company of any such order and he shall cooperate fully with the Company in protecting such information to the full extent possible under applicable law.

     (f) Upon termination of his employment with the Company, or at any time Factory 2-U may request, Executive will promptly deliver to Factory 2-U, as requested, all documents (whether prepared by the Company, Executive or a third party) relating to the company or any of its business or property which he may possess or have under his direction or control, other than his personal employment and personnel records.

     (g) During the Employment Term and for one (1) year thereafter, Executive will not enter into Competition with the Company. Furthermore, in the event of any termination of Executive's employment for any reason whatsoever, whether by the Company or by the Executive and whether or not for Cause, Good Reason or expiration of the Employment Term, the Executive will not engage in Solicitation for three (3) years thereafter.

(h) Executive acknowledges that in the event of a breach of this Section 13, the Company will be cause irreparable injury and money damages may not be an adequate

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

remedy. Consequently, Executive agrees that the Company shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 13 enforced.

     14. Indemnification. (a) The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director or officer of any Constituent Corporation or is or was serving at the request of any Constituent Corporation as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, he shall be indemnified and held harmless by the applicable company to the fullest extent authorized by applicable law against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, member, fiduciary or agent, or is no longer employed by such company, and shall inure to the benefit of his heirs, executors and administrators.

     (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

     (c) Expenses incurred by Executive in connection with any Proceeding shall be paid in advance upon request of Executive and the giving by the Executive of any undertakings required by applicable law.

     (d) Executive shall give the Company notice of any claim made against him for which indemnity will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are reasonably convenient for Executive.

     (e) With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

          (i) The Company will be entitled to participate therein at its own expense; and

          (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, in which case Executive also shall have the right to employ his own counsel in such action, suit or proceeding, but only at his own cost and expense, provided that the Company shall only be permitted to assume defense of a Proceeding if (1) the Proceeding could not result in imposition of criminal penalties against Executive and
(2) the Company acknowledges that it
is liable to indemnify Executive with respect to al Expenses with respect to such Proceedings, except as provided earlier in this sentence with regard to Executive's own counsel.

     (f) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty on Executive (except a penalty in respect of which Executive is fully indemnified hereunder) without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay consent to any proposed settlement.

     (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 14 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the any company, agreements, vote of stockholders or disinterested directors or otherwise.

     (h) The Company shall obtain officer and director liability insurance policies covering Executive in the same aggregate amount and under the same terms as are maintained by the Company for senior officers and directors.

     15. Miscellaneous.


     (a) Entire Arrangement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     (b) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of Factory 2-U, as the case may be.

     (c) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by Factory 2-U, but only to another Constituent Corporation and only if such Constituent Corporation promptly assumes all of the obligations hereunder of Factory 2-U in a writing delivered to the Executive and otherwise complies with the provisions hereof with regard to such assumption. Upon such assignment and assumption, all obligations of Factory 2-U herein shall be the obligations of the assignee entity or acquiror, as the case may be, but Factory 2-U shall remain secondarily liable for the obligations hereunder.

     (d) Successors; Binding Agreement. This Agreement shall inure to the benefit or and be binding upon the personal or legal representatives, executors, administrators, successor, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

     (e) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when faxed or delivered, or (ii) two business days after mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to Factory 2-U shall be directed to the Chairman of the Board of Directors of Factory 2-U or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

     (f) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement to Executive such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     (g) Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

     (h) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (i) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provisions of this Agreement.

              IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written,



                                    FACTORY 2-U STORES, INC.



                                    By:  /S/ H. Whitney Wagner
                                          H. Whitney Wagner
                                          Compensation Committee, Chairman





                                     /s/ Michael M. Searles
                                     Michael M. Searles

                                                  EXHIBIT A

                                  Terms of Loan


Principal Amount:                  $1,400,000

Interest Rate:                     8%, to accrue and be paid at maturity.

Principal Amortization:            Annual  repayments of principal in an amount
                                   equal to 16.25% of the annual bonus paid to the borrower by Factory 2-U.

Maturity:                          Five years from the date of the loan.

Security and Recourse:             The loan will be secured by a pledge of the
                                   shares purchased with the proceeds of the loan. Personal recourse against the borrower will be limited to the amount of $600,000.




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